Exhibit 10.5

APOGENT TECHNOLOGIES INC.

2001 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT is made and entered into as of the 1st day of January, 2004 (the “Grant Date”), between Apogent Technologies Inc., a Wisconsin corporation (the “Company”), and ___________ (the “Participant”) in connection with the grant of Restricted Stock Units under the Apogent Technologies Inc. 2001 Equity Incentive Plan (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Participant is an employee of the Company or one of its Subsidiaries in a key position, and the Company desires to promote the success and enhance the value of the Company by linking the personal interests of the Participant to those of Company shareholders, and by providing the Participant with an incentive for continued service; and

WHEREAS, in light of the above, the Company desires to grant to the Participant Restricted Stock Units under the Company’s 2001 Equity Incentive Plan.

NOW, THEREFORE, in consideration of these premises, the parties agree that the following shall constitute the Agreement between the Company and the Participant:

1. Plan Controls. This Agreement is granted under and is subject to the terms of the Plan. In the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. For purposes of this Agreement, the terms used herein shall have the meanings specified in the Plan and terms which are not defined in the Plan shall have the meanings specified in Section 14 of this Agreement.

2. Grant of Restricted Stock Units. Subject to the terms and conditions set forth herein, the Company grants to the Participant _______ Restricted Stock Units, subject to adjustment as provided in Section 12 hereof. The Restricted Stock Units granted under this Agreement are units that will be reflected in a book account maintained by the Company in the name of the Participant until they have been distributed as Shares under Section 8 or have been forfeited.

3. Vesting of Restricted Stock Units. The Restricted Stock Units shall become vested on the third anniversary of the Grant Date if the Participant continues in employment with the Company or its Subsidiaries for three years after the Grant Date (the “Restricted Period”). Except as otherwise provided in Sections 4, 5 and 6 of this Agreement, the Participant will forfeit all rights to the Restricted Stock Units if the Participant’s employment with the Company and its Subsidiaries terminates during the Restricted Period.

4. Retirement, Disability, Death or Termination without Cause During Restricted Period. If the Participant’s employment with the Company and Subsidiaries terminates during the Restricted Period because of the Participant’s Retirement, Disability, or death, or is terminated by the Company without Cause, a prorated number of the Restricted Stock Units shall become vested. The number of Restricted Stock Units which shall become vested is equal to the total number of Restricted Stock Units in Section 2 above, multiplied by a fraction with the numerator of the fraction being the number of full or partial months the Participant was employed during the Restricted Period and the denominator being 36 (the total number of months in the Restricted Period). The remaining Restricted Stock Units shall be forfeited. Notwithstanding the above, if the Participant continues to serve on the Company’s Board of Directors, or serves as a consultant pursuant to a contractual arrangement with the Company, the Restricted Stock Units shall not be forfeited but shall vest on a pro rata basis upon the termination during the Restricted Period of such directorship or consulting arrangement.

5. Termination of Employment During Restricted Period. If the Participant’s employment with the Company and its Subsidiaries is terminated for Cause or is terminated voluntarily by the Participant during the Restricted Period, the Restricted Stock Units granted under this Agreement will be forfeited on the date of such termination of employment; provided, however, that in such circumstances, the Committee, in its discretion, may determine that the Participant will be vested in a pro rata or other portion of the Restricted Stock Units.

6. Change In Control. Notwithstanding anything in this Agreement to the contrary, the Participant shall become 100% vested in the Restricted Stock Units if a Change in Control occurs during the Restricted Period and prior to the Participant’s termination of employment.

7. No Voting Rights During Restricted Period. During the Restricted Period, the Participant shall not have any right to vote the Restricted Stock Units. The Restricted Stock Units may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of prior to the distribution of the corresponding Shares pursuant to Section 8.

8. Settlement of Restricted Stock Units.

(a) Except as provided below, as soon as practicable after Restricted Stock Units become vested, the Company shall deliver to the Participant one Share for each Restricted Stock Unit that becomes vested. The value of any fractional units shall be paid in cash.

(b) Notwithstanding the above, if it is determined that a distribution of Shares to the Participant may result in “applicable employee remuneration,” as defined in Section 162(m)(4) of the Code, for a year in which the Participant is a “covered employee,” within the meaning of Section 162(m)(3) of the Code, then the Company: (i) shall distribute only that number of Shares (if any) whose fair market value, when added to the Participant’s other applicable employee remuneration for such year, is not likely to exceed the dollar limitation under Section 162(m) of the Code; and (ii) shall retain for the account of the Participant the balance of the vested Restricted Stock Units affected by this limitation until the last day of the following calendar year (or the Participant’s termination of employment, if sooner), whereupon the remaining Shares shall be distributed except as limited upon reapplication of this provision. All determinations under the preceding sentence shall be made by the Committee in its absolute discretion.

(c) The Committee may impose such restrictions on any Shares acquired pursuant to this Agreement as it deems advisable, including without limitation Company stock ownership requirements for certain employees, and restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under blue sky or state securities laws applicable to such Shares.

(d) Notwithstanding the above, Shares shall be distributed upon a Change in Control with respect to all Restricted Stock Units that have vested under Section 3, 4 or 5 hereof or that vest under Section 6 hereof.

9. Dividend Equivalents. Whenever a cash dividend is declared with respect to Shares, the Company shall credit to a book account maintained in the name of the Participant an amount equal to the product of the number of the Participant’s Restricted Stock Units on the dividend record date and the dividend paid per Share. No interest shall be credited to such account. The Company shall pay to the Participant, as additional cash compensation: (a) the dividend equivalents accrued with respect to any unvested Restricted Stock Unit if and when such Restricted Stock Unit vests in accordance with Sections 3, 4, 5 or 6; and (b) dividend equivalents with respect to vested Restricted Stock Units on the dividend payment date. Any dividend equivalents attributable to Restricted Stock Units that become forfeited shall also be forfeited.

10. Status of Participant. The Participant shall not be deemed a stockholder of the Company with respect to any of the Restricted Stock Units, except to the extent that Shares have been issued and delivered under Section 8 above.

11. No Effect on Capital Structure. This Restricted Stock Unit Agreement shall not affect the right of the Company or any Subsidiary thereof to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

12. Adjustments Upon Changes in Capitalization, Merger, Etc. Notwithstanding any other provision herein, in the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number of Restricted Stock Units subject to this Agreement as may be determined by the Committee, in its sole discretion, to be appropriate and equitable to prevent dilution or enlargement of rights, provided that any fractional share resulting from such adjustment shall be eliminated.

13. Committee Authority. Any question concerning the interpretation of this Agreement, any adjustments required to be made under Section 12 of this Agreement, and any controversy which may arise under this Agreement shall be determined by the Committee, in its sole discretion, which determination shall be final, conclusive and binding on all Persons, including without limitation the Company and the Participant.

14. Definitions. For purposes of this Agreement, the terms used in this Agreement shall have the following meanings:

(a) Change in Control. “Change in Control” shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if: (i) any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals, who at the beginning of such period constitute the Board and any new director added during the period whose election to the Board or nomination for election to the Board by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was approved prior to the beginning of the period, cease for any reason to constitute a majority of the Board; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. For purposes hereof, “Company” includes the ultimate parent of the Company, if applicable.

(b) Cause. “Cause” shall mean fraud, dishonesty, competition with the Company or any Subsidiary, unauthorized use of the Company’s (or a Subsidiary’s) trade secrets or confidential information, willful and continued neglect by the Participant of duties assigned to him or her, or willful conduct by the Participant that is deemed to be detrimental to the Company and its Subsidiaries.

15. Tax Withholding. The Company shall have the power and right to deduct or withhold from Shares or other amounts payable under this Agreement, or from any other remuneration payable to the Participant, or to require the Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising under or as a result of this Agreement, including the vesting of Restricted Stock Units, the delivery of Shares, or the payment of dividend equivalents hereunder. The Participant may make a written election, subject to the approval of the Committee, to satisfy these withholding requirements, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum required tax withholding based on minimum Federal and state withholding rates applicable to such supplemental compensation.

16. Notice. Whenever any notice is required, permitted or contemplated hereunder, such notice shall be given to the non-notifying party via hand delivery or United States mail,

postage prepaid, at the address stated below or at such other address specified in a notice given hereunder:

If to the Company:	APOGENT TECHNOLOGIES INC.
30 Penhallow Street
Portsmouth, NH 03801-3816
Attention: Vice President of Human Resources

If to the Participant:

Any notice given via United States mail shall be deemed effectively given two (2) days after mailing.

17. Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Wisconsin.

18. Successors. All obligations of the Company under this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

19. Employment/Participation. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment at any time, nor confer upon the Participant any right to continue in the employ of the Company. Furthermore, nothing contained herein shall confer upon the Participant any right to be selected to receive an award in the future under the Plan.

20. Participant’s Rights Unfunded, Unsecured and Nontransferable. The Participant’s rights under this Agreement, including the right to any benefit or payment hereunder, are unfunded and unsecured; shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Participant has hereunto set his hand on the day and year first above written.

APOGENT TECHNOLOGIES INC.

Vice President of Human Resources

Signature of Participant